Exhibit 99.1

Bancshares of Florida, Inc. Announces Management Realignment

          NAPLES, Fla., Sept. 28 /PRNewswire-FirstCall/ -- Bancshares of Florida, Inc. (Nasdaq: BOFL), a multi-bank holding company based in Naples, Florida, which has grown to $845 million in assets following its acquisition of Bristol Bank on August 25, 2006, today announced a series of executive officer changes.  These changes are the result of a comprehensive organizational review and are intended to strengthen the leadership and execution of the senior management team in support of the company’s rapid growth.

          Michael L. McMullan, Bancshares of Florida’s President and CEO, stated, “Our company currently has three banking affiliates and a trust company, and late last month announced the planned acquisition of another bank holding company, Old Florida Bankshares, Inc., located in Ft. Myers, Florida.  This transaction is expected to close in the first quarter of 2007, at which time total company assets are projected to be approximately $1.2 billion.  Our ‘strong affiliate - holding company support’ model continues to thrive and attract highly qualified banking executives to our affiliate team.  At the same time, it has become apparent that organizational responsibilities need to be streamlined to facilitate direct communication with the field and more closely coordinate the support functions needed by them.”

          Mr. McMullan went on to say, “This realignment is the beginning of a strategic effort to accelerate the operating efficiencies we referred to in our investor presentations over the course of the summer.  In addition, these strategic moves, coupled with the acquisition of Old Florida Bankshares, Inc., puts us on a much faster pace in aligning our financial metrics with those of our growth peers.”

          John B. James, former Director of Corporate Risk Management with 39 years of banking experience, has been promoted to Senior Executive Vice President of the holding company.  In his new role, Mr. James will serve as Senior Advisor to the Chief Executive Officer and will assume overall responsibility for holding company support functions.  Mr. James has worked with CEO McMullan at Bancshares and other institutions for more than 15 years. He continues to serve on the holding company board of directors.

          John S. Chaperon has been promoted to succeed John James as Executive Vice President of Corporate Risk Management, which includes Credit Administration. Mr. Chaperon, with 36 years of banking experience, previously held the position of Executive Vice President of Credit Administration for Bancshares of Florida, Inc., and Senior Loan Officer for Bank of Florida--Southeast, based in Fort Lauderdale.   More recently, he was President of Bristol Bank, in Coral Gables, Florida, until it was acquired by Bancshares and merged into Bank of Florida--Southeast late last month.

          The employment of Martin P. Mahan, Executive Vice President and Chief Operating Officer, and a Director of the holding company, has ended as provided in his employment agreement dated January 2005.  Mr. Mahan will be leaving the company to pursue other interests.

          With the elimination of the Chief Operating Officer position, those executives directly reporting to CEO/President McMullan will be Senior Executive Vice President John James and CFO and Executive Vice President Tracy L. Keegan, and all affiliate presidents.

          BANCSHARES OF FLORIDA, INC.

          Bancshares of Florida, Inc. (Nasdaq: BOFL, Newspaper listing: “BcshFla”) is an $845 million-asset multi-bank holding Company located in Naples, Florida.  Bancshares is the parent company for Bank of Florida--Southwest, and Bank of Florida Trust Company, both based in Naples, Florida; Bank of Florida--Southeast, based in Fort Lauderdale, Florida; and Bank of Florida--Tampa Bay, based in Tampa, Florida, collectively referred to as the “Company.”  In addition, Bank of Florida--Southeast, maintains a full-service banking facility in Boca Raton, Florida.

          The foregoing may be deemed to be offering materials of Bancshares in connection with its proposed acquisition of Old Florida Bankshares, Inc., on the terms and subject to the conditions in the Merger Agreement dated August 28, 2006, among Bancshares, Bank of Florida--Southwest, Old Florida Bankshares, Inc. and Old Florida Bank.

          Bancshares and Old Florida Bankshares, Inc. shareholders and other investors are urged to read the Proxy Statement/Prospectus that will be included in the Registration Statement on Form S-4, which Bancshares will file with the Securities and Exchange Commission in connection with the proposed merger, because it will contain important information about Bancshares, Old Florida Bankshares, Inc., the merger, the solicitation of proxies in the merger, and related matters.

          SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

          Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward- looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bancshares of Florida, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, Bancshares of Florida, Inc.’s financial performance and could cause actual results for fiscal 2006 and beyond to differ materially from those expressed or implied in such forward- looking statements. Bancshares of Florida, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Contact:
Michael L. McMullan
President and CEO
(239) 254-2143

SOURCE  Bancshares of Florida, Inc.
          -0-                                                      09/28/2006
          /CONTACT:  Michael L. McMullan, President and CEO of Bancshares of Florida, Inc., +1-239-254-2143/
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